STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 31st day of March, 2009, by and between Arthur Kaplan (“Buyer”) and Arthur Kaplan Cosmetics, Inc. (“Seller”).

WITNESSETH:

A. Seller engages in the business of business of developing, manufacturing, and selling organic personal care products specifically for men (the “Business”) and owns assets that relate to the Business (the “Assets”).

B. Seller owes Buyer $33,194 in connection with related party payables and accrued interest (the “Related Party Indebtedness”).

B.  Seller desires to sell the Business and the Assets to Buyer and Buyer desires to buy from Seller the Business and the Assets pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

     In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. PURCHASE AND SALE OF BUSINESS AND ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys the Business and the Assets to Buyer, and Buyer hereby purchases, obtains and acquires the Business and the Assets form Seller.

2. PURCHASE PRICE. In consideration of and in exchange for the sale, assignment, transfer and conveyance of the Business and the Assets, Buyer agrees to assign and transfer to Seller 10,100,000 shares of the common stock (the “Stock”) in Seller for cancelation and return to treasury. The Stock shall be delivered to Seller through certificates, properly endorsed for transfer, on the Closing Date.  Buyer further agrees to cancel and release Seller in connection with any obligations owned to Buyer for the Related Party Indebtedness.

3. CLOSING. Subject to the satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at Las Vegas, NV on March 31, 2009 at 10:00 a.m., local time, or at such other place and time as shall be mutually agreeable to the parties hereto (the "(Closing Date").

4. ASSIGNMENT OF THE BUSINESS AND THE ASSETS. From and after the Closing, all equitable and legal rights, title and interests in and to the Business and the Assets shall be owned, held and exercised by Buyer.

5. ASSIGNMENTS OF THE STOCK. From and after the Closing, all equitable and legal rights, title and interests in and to the Stock shall be owned, held and exercised by Seller. Buyer will endorse the share certificate(s) with the appropriate medallion signatures to effect transfer and any other endorsements or signatures required to cause the transfer of the Stock without further action by Buyer.  Buyer will further instruct Seller’s transfer agent to cancel the Stock and return the same to treasury of Seller.

6.  REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

(a)              Buyer represents and warrants to Seller that (i) Buyer is the absolute owner of the Stock and has good and marketable title thereto, free and clear of any liens, pledges, claims, security interests, encumbrances, charges, options and restrictions of any kind whatsoever, (ii) Buyer has full right, power and authority to sell the Stock as provided herein, and (iii) this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(b)              Seller represents and warrants to Buyer that (i) Seller is the absolute owner of the Business and the Assets and has good and marketable title thereto, free and clear of any liens, pledges, claims, security interests, encumbrances, charges, options and restrictions of any kind whatsoever, (ii) Buyer has full right, power and authority to sell the Business and the Assets as provided herein, and (iii) this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions

7.   CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)  On the Closing Date, Seller shall be the sole legal and beneficial owner of the Business and the Assets, free and clear of all claims, liens, mortgages, charges, security interests, encumbrances and other restrictions and limitations of any kind and nature whatsoever.

(b) By the Closing Date, any and all necessary consents, authorizations, orders or approvals for transfer of the Interest shall have been obtained.

(c)  Neither the execution or delivery of this Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under or result in the creation of or an imposition of a lien upon any of the properties or assets of Seller or any agreement to which Seller may be a party or by which its property or assets may be subject.

8.  CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)  On of the Closing Date, Buyer shall be the sole legal and beneficial owner of the Stock, free and clear of all claims, liens, charges, security interest, encumbrances and other restrictions and limitations of any kind or nature whatsoever.

(b)  On the Closing Date, any and all necessary consents, authorizations, orders or approvals for transfer of the Stock shall have been obtained.

(c)  Neither the execution or delivery of this Agreement nor the performance of its obligation hereunder will conflict with or result in a breach of or constitute a default under or result in the creation of or an imposition of a lien upon any of the properties or assets of Buyer or any agreement to which Buyer may be a party or by which it property or assets may be subject.

9. INDEMNIFICATION.  Buyer shall indemnify and hold harmless Seller, and shall reimburse the Seller for, any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value (collectively, “Claims”) included in, related to, as a result of, arising from or in connection with (a) the liabilities of the Seller,  or (b) any inaccuracy in any of the representations and warranties of Buyer in this Agreement. Buyer hereby agrees to defend Seller at Buyer’s expense from and against any such Claims, and Buyer hereby releases and forever discharges Seller from any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value with respect to any such Claims.

11.  MISCELLANEOUS.

              (a)  This Agreement represents the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements with respect thereto, whether written or oral.

(b)  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard, however, to such jurisdiction's principles of conflict of laws.

(c)  This Agreement may be executed in counterpart originals, each of which shall be an original, but all of which shall constitute only one Agreement. A facsimile signature of any party will be binding on that party, and any facsimile communication shall be immediately followed by a hard copy containing such signature.

     DATED as of the date first written above:

“Buyer” /s/ Arthur Kaplan Arthur Kaplan	“Seller” Arthur Kaplan Cosmetics, Inc. /s/ Arthur Kaplan By: Arthur Kaplan Its: President and Chief Executive Officer